EXHIBIT 99.3
Management’s Assertion on Compliance with Regulation AB Criteria
     American Express Travel Related Services Company, Inc. (the “Asserting Party”) is responsible for assessing compliance, as of December 31, 2006 and for the period from January 1, 2006 through December 31, 2006 (the “Reporting Period”), with the servicing criteria set forth in Item 1122(d) of Regulation AB, excluding the criteria set forth in Item 1122 (d)(1)(iii), (d)(1)(iv), (d)(2)(iii), (d)(2)(iv), (d)(2)(vi), (d)(3)(iii), (d)(4)(i), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii) and (d)(4)(xv) of Regulation AB, which the Asserting Party has concluded are not applicable to the activities it performs, directly or through its wholly-owned subsidiaries, Amex Card Services Company, American Express Centurion Bank and American Express Bank, FSB (collectively, the “Affiliated Subservicers”), with respect to the asset-backed securities transactions covered by this report (such criteria, after giving effect to the exclusions identified above, the “Applicable Servicing Criteria”). The transactions covered by this report include all asset-backed securities transactions involving credit and charge card receivables conducted by the American Express Credit Account Master Trust and the American Express Issuance Trust where the related asset-backed securities were outstanding during the Reporting Period (the “Platform”), as listed in Appendix A.
     The Asserting Party has assessed compliance with the Applicable Servicing Criteria by each of the Asserting Party and the Affiliated Subservicers for the Reporting Period and has concluded that it and each such party has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period with respect to the Platform taken as a whole.
     PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report for the Platform on the assessment of compliance with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period as set forth in this assertion.
American Express Travel Related Services Company, Inc.

By: Name: Title:	/s/ Stephen J. Bakonyi Stephen J. Bakonyi Vice President
Dated:	March 22, 2007

Report of Independent Registered Public Accounting Firm
To American Express Travel Related Services Company, Inc. (the “Company”), Servicer:
We have examined management’s assertion, included in the accompanying “Management’s Assertion on Compliance with Regulation AB Criteria”, that American Express Travel Related Services Company, Inc. complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB as of December 31, 2006 and for the period from January 1, 2006 through December 31, 2006 (the “Reporting Period”), for all asset-backed securities transactions involving credit and charge card receivables conducted by the American Express Credit Account Master Trust and the American Express Issuance Trust where the related asset-backed securities were outstanding as of December 31, 2006 and during the Reporting Period (the “Platform”), excluding criteria (d)(1)(iii), (d)(1)(iv), (d)(2)(iii), (d)(2)(iv), (d)(2)(vi), (d)(3)(iii), (d)(4)(i), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii) and (d)(4)(xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. Appendix A to management’s assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion based on our examination.
Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.
In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2006 for the Platform is fairly stated, in all material respects.
/s/ PricewaterhouseCoopers LLP
New York, NY
March 22, 2007

Appendix A
American Express Travel Related Services Company, Inc.
Regulation AB Platform
Reporting Period January 1, 2006 through December 31, 2006
American Express Issuance Trust
Class A, B and C Floating Rate Asset Backed Notes of the following Series:
2005-1
2005-2
American Express Credit Account Master Trust
Class A, B and C Certificates of the following Series:
2001-1
2001-2
2001-3
2001-4
2001-5
2001-6
2001-7
2002-1
2002-2
2002-3
2002-5
2002-6
2003-1
2003-2
2003-4
2004-1
2004-2
2004-3
2004-4
2004-5
2005-1
2005-2
2005-3
2005-4
2005-5
2005-6
2005-7
2005-8
2006-A
2006-B
2006-1
2006-2
2006-3